Exhibit 99.1

SMTP, Inc. Announces Pricing of Public Offering of Common Stock and Listing on NASDAQ

NASHUA, N.H., Jan. 30, 2014 (GLOBE NEWSWIRE) -- SMTP, Inc. (Nasdaq:SMTP), (the “Company” or “SMTP”), a global provider of email delivery services, announced the pricing of an underwritten public offering of 1,600,000 shares of common stock at a public offering price of $6.25 per share. The shares will begin trading on The NASDAQ Capital Market on January 31, 2014 under the symbol “SMTP.” The Company expects to receive approximately $10,000,000 in gross proceeds, before underwriting discounts and commissions and offering expenses payable by the Company. The Company has granted the representative of the underwriters a 45-day option to purchase up to 240,000 additional shares of common stock.

The Company intends to use the net proceeds received from the offering for working capital, other general corporate purposes, and possibly acquisitions of other companies, services or technologies. Presently, the Company has no agreements with any potential acquisition candidates.

In connection with its listing on The NASDAQ Capital Market, SMTP’s common stock will cease trading on the OTC QB.

The offering is expected to close on or about February 5, 2014, subject to customary closing conditions.

Aegis Capital Corp. is acting as sole book-running manager for the offering.

A registration statement on Form S-1 relating to the shares was filed with the Securities and Exchange Commission and is effective. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC's web site at http://www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com., or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About SMTP, Inc.

SMTP is a provider of services to facilitate email delivery, with a focus on marketing email delivery, but also supporting bulk and transactional sending, reputation management, compliance auditing, abuse processing and issue resolution. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. SMTP, Inc. is a dividend-paying, publicly-traded company headquartered in Nashua, NH, and can be found on the web at http://www.smtp.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

Investor Contact:

Brendan Hopkins

RedChip Companies, Inc.

Tel: +1-800-733-2447, ext. 134

info@redchip.com

http://www.redchip.com